Exhibit 10(c)

[Note: Text in [ ] is only included in agreements with individuals employed by U.S. subsidiaries of Tim Hortons Inc. Text in { } is only included in agreements with individuals employed by Tim Hortons Inc.]

Participant Name (“Grantee”):

Employee Number:

Grant Name:

Date of Grant:    May 15, 2014

Expiration Date:    May 15, 2021

Option Price:    Cdn.$

Total Award:

Vest Schedule – Options
Vest Date	Vest Quantity
March 1, 2015	1/3
March 1, 2016	1/3
March 1, 2017	1/3

TIM HORTONS INC.
2012 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AWARD AGREEMENT
(with related Stock Appreciation Right)

Grant Year: 2014
THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (this “Agreement”) is made effective as of the 15th day of May, 2014 (the “Date of Grant”), [by and among] {between} Tim Hortons Inc., a corporation incorporated under the Canada Business Corporations Act (the “Company”), [the below-noted Employer,] and the above-noted Grantee (collectively, the “Parties”).

WHEREAS, the Company has adopted the Tim Hortons Inc. 2012 Stock Incentive Plan, as amended from time to time (the “Plan”), in order to provide additional incentive compensation to certain employees and directors of the Company and its Subsidiaries;

WHEREAS, pursuant to Sections 5 and 6 of the Plan, the Human Resource and Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined to grant to the Grantee on the Date of Grant a Nonqualified Stock Option and a related Stock Appreciation Right (“SAR”), each as provided herein, to encourage the Grantee’s efforts toward the continuing success of the Company and its Subsidiaries; and

WHEREAS, the Award (as defined herein) is evidenced by this Agreement, which (together with the Plan and the Equity Grant and Settlement Policy) describes all the terms and conditions of the Award (as defined herein).

NOW, THEREFORE, the Parties agree as follows:

1.    Grant of Award. The Company (or in the case of a Grantee employed by a Subsidiary {the “Employer”,}, the Employer) hereby grants to the Grantee, on the Date of Grant, a Nonqualified Stock Option (the “Option”) with a related SAR to purchase the above-noted number of Shares at the above-noted Option Price, subject to the terms and conditions of this Agreement and the Plan (the “Award”). The Option is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2.    Vesting; Term of Award. Except as otherwise provided in this Agreement, the Award shall vest as follows:

(a)One-third (1/3) of the total Shares covered by the Award shall vest on March 1, 2015, subject to rounding down the Award to the nearest whole Share as of the vesting date;
(b)One-half (1/2) of the remaining Shares covered by the Award shall vest on March 1, 2016, subject to rounding down the Award to the nearest whole Share as of the vesting date; and
(c)All of remaining Shares covered by the Award shall vest on March 1, 2017, subject to rounding down the Award to the nearest whole Share as of the vesting date.
The Award shall expire May 15, 2021 (the “Expiration Date”), unless sooner terminated as provided in Section 4 of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, if the Award expires outside of a Trading Window, then the Expiration Date shall be the later of: (i) the date the Award would have expired by its original terms (including the terms set forth in Section 4 of this Agreement), or (ii) the end of the tenth trading day of the immediately succeeding Trading Window during which the Company would allow the Grantee to trade in its securities; provided, however, that in no event shall the Award expire beyond the tenth anniversary of the Date of Grant.

3.    Exercise of Award. Subject to the limitations set forth in this Agreement, the Plan, and in the exercise procedures and requirements established by the Committee, the vested portion of the Award may be exercised in whole or in part by providing to the Company or its designee written notice of exercise; provided that the Award may be exercised with respect to whole Shares only. Such notice shall specify (i) whether the Grantee intends to exercise the Option or the SAR and (ii) the number of Shares with respect to which the Award is to be exercised. The Grantee shall have the discretion to determine whether to exercise the Option or the SAR.

(a)    Exercise of SAR. If the Grantee desires to receive cash, as opposed to Shares, upon exercise of all or a portion of the vested amount of the Award, the Grantee will exercise the SAR. Upon the exercise of the SAR, the Grantee shall be entitled to receive a cash amount from the Company or the Employer equal to the product of: (i) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the Option Price; multiplied by (ii) the number of Shares as to which the SAR is being exercised {, less applicable withholdings}.

(b)    Exercise of Option. If the Grantee desires to receive Shares, as opposed to cash, upon exercise of all or a portion of the vested amount of the Award, the Grantee will exercise the Option. If the Option is exercised, payment of the Option Price for the number of Shares specified in the notice of exercise shall accompany the written notice of exercise. The payment of the Option Price may be made, as determined by the Committee in its sole discretion as of the time of exercise, as follows: (i) in cash, personal or certified cheque, bank draft or other property acceptable to the Committee; or (ii) through a cashless exercise, including through a registered broker-dealer. The Committee shall determine the means and manner by which Shares to be delivered upon exercise of the Option shall be settled and/or satisfied, in its sole and absolute discretion. Notwithstanding the foregoing sentence and Section 3.1(i) of the Plan, Shares delivered upon the exercise of an Option shall be newly-issued Shares.

(c)    Tandem Nature of Award. Upon the exercise of the SAR, the Option shall be canceled (i.e., surrendered to the Company) to the extent of the number of Shares as to which the SAR is exercised. Upon the exercise of the Option, the SAR shall be canceled (i.e., surrendered to the Company) to the extent of the number of Shares as to which the Option is exercised or surrendered.

(d)    Automatic Exercise of SAR.    If the Award (or any portion thereof) has not been exercised by the Expiration Date (and has not been forfeited or otherwise terminated in accordance with the terms of this Agreement), then effective as of the Expiration Date the Grantee will be deemed to have automatically exercised the SAR with respect to the Award (or any remaining portion thereof), and will be entitled to receive a cash amount from the Company or the Employer equal to the product of: (i) the excess of the Fair Market Value of a Share on the date of exercise of the SAR over the Option Price; multiplied by (ii) the number of Shares as to which the SAR is being exercised, less applicable withholdings.

4.    Termination of Employment.

(a)    Death or Disability. Upon termination of the Grantee’s employment with the Company and its Subsidiaries as a result of the Grantee’s death or the Grantee becoming Disabled, the Award shall become immediately exercisable as of the Termination Date, and the Grantee (or, to the extent applicable, the Grantee’s legal guardian, legal representative or estate) shall have the right to exercise the Award for a period of four (4) years after the date of such termination or, if earlier, until the Expiration Date.

(b)    Retirement. Upon termination of the Grantee’s employment with the Company and its Subsidiaries by reason of the Grantee’s Retirement, for a period of four (4) years following the Termination Date (but in no event beyond the Expiration Date), the Award shall remain outstanding and (i) to the extent not then fully vested, shall continue to vest in accordance with the vesting schedule set forth in Section 2 of this Agreement, and (ii) the Grantee shall have the right to exercise the vested portion of the Award. For the purposes of this Agreement, “Retirement” means a termination of employment after attaining age 60 with at least ten (10) years of service (as defined in the Company’s qualified retirement plans) and other than by (A) death; (B) Disability; (C) for Cause; or (D) a voluntary termination by the Grantee or without Cause termination by the Company, unless the Company and Grantee mutually agree that such termination shall be considered a “Retirement;” provided that if an Award is subject to Section 409A of the Code, a termination of employment must also constitute a “separation from service” within the meaning of Section 409A of the Code in order for the foregoing to apply.

(c)    Termination in Connection with Certain Dispositions. In the event the Grantee’s employment with the Company and its Subsidiaries is terminated without Cause in connection with a sale or other disposition of a Subsidiary, the Award shall remain outstanding and (i) to the extent not then fully vested, will become immediately vested on the Termination Date, and (ii) the Grantee will have the right to exercise such vested portion of the Award for a period of one (1) year following the Termination Date or, if earlier, until the Expiration Date.

(d)    Termination for Cause. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries for Cause, the portion of the Award that has not been exercised shall be forfeited (whether or not then vested and exercisable) on the Termination Date.

(e)    Termination for Any Other Reason. Upon the termination of the Grantee’s employment with the Company and its Subsidiaries for any reason not described in Section 4(a), 4(b), 4(c), or 4(d) of this Agreement, the Award shall (i) to the extent not vested and exercisable as of the Termination Date, terminate as of the Termination Date, and (ii) to the extent vested and exercisable as of the Termination Date, remain exercisable for a period of ninety (90) days following the Termination Date or, in the event of the Grantee’s death during such ninety (90) day period, remain exercisable by the Grantee’s estate until the end of one (1) year period following the Termination Date; provided, however, that, in either case, the Award shall not remain exercisable beyond the Expiration Date.

(f)    Termination Date. For purposes of this Agreement, the word “terminate” or “termination” in connection with the Grantee’s employment shall mean the Grantee ceasing to perform services for the Company or such Subsidiary, as the case may be, without regard to: (i) whether such Grantee continues thereafter to receive any payment from the Company or such Subsidiary, as the case may be, in respect of the termination of such Grantee’s employment, including, without limitation, any continuation of salary or other compensation in lieu of notice of such termination, or (ii) whether or not Grantee is entitled or claims to be entitled at law to greater notice of such termination or greater compensation in lieu thereof than has been received by such Grantee.

5.    Effect of Change in Control. In the event of a Change in Control, Section 10.6 of the Plan will apply to the unvested portion of the Award.

6.    Forfeiture of Award. Except as otherwise provided in this Agreement, any and all Awards which have not become vested in accordance with Section 2, 4 or 5 hereof shall be forfeited upon the commission by the Grantee of an Act of Misconduct prior to such vesting. For purposes of this Agreement, an “Act of Misconduct” shall mean the occurrence of one or more of the following events: (x) the Grantee uses for profit or discloses to unauthorized persons, confidential information or trade secrets of the Company or any of its Subsidiaries, (y) the Grantee breaches any contract with or violates any fiduciary obligation to the Company or any of its Subsidiaries, or (z) the Grantee engages in unlawful trading in the securities of the Company or any of its Subsidiaries or of another company based on information gained as a result of the Grantee’s employment with, or status as a director to, the Company or any of its Subsidiaries.

7.    Non-Transferability of Award. Except to the extent that the Grantee’s legal representative or estate is permitted to exercise the Award pursuant to the terms of the Plan or in accordance with a determination of the Committee, the Award is exercisable only during the Grantee’s lifetime and only by the Grantee. Unless otherwise provided for by a determination of the Committee, the Award shall not be transferable except by will or the laws of descent and distribution.

8.    No Right to Continued Employment. Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or its Subsidiaries to terminate the Grantee’s employment, nor be construed as giving the Grantee any right to continuance of employment by the Company or any of its Subsidiaries or continuance of service to the Company or any of its Subsidiaries.

9.    Withholding of Taxes. Upon the exercise of the Award, the Company or the Employer {,as applicable,} shall require payment of or other provision for, as determined by the Company, an amount equal to the federal, state, provincial and local income taxes and other amounts required by law to be withheld or determined to be necessary or appropriate to be withheld by the Company or the Employer, as applicable, in connection with such exercise. In its sole discretion, the Company or the Employer, as applicable, may require or permit payment of or provision for such withholding taxes through one or more of the following methods: (a) in cash, bank draft, certified cheque, personal cheque or other manner acceptable to the Committee and/or set forth in the relevant exercise procedures; (b) by withholding such amount from other amounts due to the Grantee; (c) by withholding the delivery of a portion of the Shares then deliverable to the Grantee having an aggregate fair market value equal to such withholding taxes (provided that, for clarity, Shares with an aggregate value equal to the gross amount of the Award shall be issued) and, at the Company’s election, either (I) the Company or the Employer paying the withholding taxes on behalf of the Grantee in cash, or (II) selling such Shares on the Grantee’s behalf; (d) by withholding such amount from the cash then issuable in connection with the Award; or (e) by entering into any other arrangements for the receipt of such amount suitable to the Company. The Grantee acknowledges and agrees that, notwithstanding that the Employer is not a party to this Agreement, the Employer, if applicable, shall be entitled to take such actions provided for in this Section as the Employer shall deem appropriate.

10.    Grantee Bound by Plan; Award Subject to Terms of Plan. The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. This Agreement shall be construed in accordance and consistent with, and is subject to, the provisions of the Plan (the provisions of which are hereby incorporated by reference), as well as any and all determinations, policies, instructions, interpretations and rules of the Committee in connection with the Plan, including the Option/SAR Exercise and Settlement Policy and related procedures adopted by the Committee. Except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

11.    Modification of Agreement. The Board or Committee may make amendments or changes to this Award, subject to the terms and conditions of Section 21 of the Plan.

12.    Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

13.    Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

14.    Successors in Interest and Assigns. The Company and the Employer may assign any of their respective rights and obligations under this Agreement without the consent of the Grantee. This Agreement shall inure to the benefit of and be binding upon any successors and assigns of the Company and the Employer. This Agreement shall inure to the benefit of the successors of the Grantee including, without limitation, the estate of the Grantee and the executor, administrator or trustee of such estate. All obligations imposed upon the Grantee and all rights granted to the Company and the Employer under this Agreement shall be binding upon the successors of the Grantee including, without limitation, the estate of the Grantee and the executor, administrator or trustee of such estate.

15.    Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee, the Grantee’s heirs, executors, administrators and successors, and the Company and its Subsidiaries for all purposes.

16.    Entire Agreement. This Agreement and the terms and conditions of the Plan (as well as any and all determinations, policies, instructions, interpretations and rules of the Committee in connection with the Plan, including the Option/SAR Exercise and Settlement Policy and related procedures adopted by the Committee) constitute the entire understanding between the Grantee and the Company and its Subsidiaries, and supersede all other agreements, whether written or oral, with respect to the Award.

17.    Headings. The headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

18.    Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.

19.     Recoupment Policy upon Restatement of Financial Results. The Award, and any proceeds therefrom, is subject to the Company’s right to reclaim its benefits: (i) in the event of a financial restatement pursuant to the Recoupment Policy Relating to Performance-Based Compensation (the “Recoupment Policy”) adopted by the Board, as may be amended from time to time; or (ii) in accordance with the terms of any separate agreement, understanding or arrangement between the Grantee and the Company, or any affiliate thereof. In accordance with the Recoupment Policy, if the Company’s financial statements are required to be restated for any reason (other than restatements due to changes in accounting policy with retroactive effect), the Board will review the Award earned by the Grantee. If the Board determines that, after a review of all of the relevant facts and circumstances, the grant of the Award was predicated upon the achievement of certain financial results that were subsequently corrected as part of a restatement and a lower Award would have been made to the Grantee based upon the restated financial results, then the Board will seek recoupment of the Award to the extent that the Board deems appropriate and as provided by applicable law.

20.     Compliance with Section 409A. This Agreement is not intended to provide for the deferral of compensation within the meaning of Section 409A of the Code. If for any reason this Agreement is subject to the requirements of Section 409A of the Code, then this Agreement is intended to satisfy the requirements of Section 409A of the Code and is intended not to be a “salary deferral arrangement” (a “SDA”) within the meaning of the Income Tax Act (Canada) (“Canadian Tax Act”), and shall be interpreted and administered consistent with such intent. To the extent that the interpretation and administration of this Agreement in accordance with Section 409A of the Code would cause any of the arrangements contemplated herein to be a SDA, then for any Grantee who is subject to the Canadian Tax Act and not subject to Section 409A of the Code, the Agreement shall be interpreted and administered with respect to such Grantee so that the arrangements are not SDAs. For Grantees subject to both Section 409A of the Code and the Canadian Tax Act, the terms of this Award shall be interpreted, construed, and given effect to achieve compliance with both Section 409A of the Code and the Canadian Tax Act, to the extent practicable. If compliance with both Section 409A of the Code and the Canadian Tax Act is not practicable in connection with the Award covered by this Agreement, the terms of this Award and this Agreement remain subject to amendment at the sole discretion of the Committee to reach a resolution of the conflict as it shall determine in its sole discretion.

21.    Language. The Parties hereto acknowledge that they have requested that this Agreement and all documents ancillary thereto, including all the documentation provided to the Grantee in respect of the Award, be drafted in the English language only. Les parties aux présentes reconnaissent qu’elles ont exigé que la présente convention et tous les documents y afférents, y compris toute la documentation transmise au bénéficiaire relativement à l’octroi des droits prévu aux présentes, soient rédigés en langue anglaise seulement.

22.    Accessing Information. A copy of the Plan and prospectus for the Plan, as may be amended, can be found by the Grantee by accessing his/her Solium Shareworks account at www.solium.com. That site also contains other general information about the Award.

23.    Confirming Information. By accepting this Agreement, either through electronic means or by providing a signed copy, the Grantee (i) acknowledges and confirms that he/she has read and understood the Plan, the related prospectus, this Agreement and all information about the Award available at the Solium website, and that he/she has had an opportunity to seek separate fiscal, legal and taxation advice in relation thereto; (ii) acknowledges that he/she has been provided with a hard copy or an electronic copy of the Annual Report on Form 10-K for the most recently completed fiscal year of the Company; (iii) agrees to be bound by the terms and conditions stated in this Agreement, including without limitation the terms and conditions of the Plan, incorporated by reference herein; and (iv) acknowledges and agrees that acceptance of this Agreement through electronic means is equivalent to doing so by providing a signed copy.

{24.    Company Election. Unless the Committee has expressly indicated in writing and delivered to the Grantee, the Committee’s intention to cause the Company to elect in prescribed form and duly file any election (the “Company Election”) required in subsection 110(1.1) of the Income Tax Act (Canada) that neither the Company nor any person not dealing at arm’s length with the Company will deduct in computing its income for a taxation year, any amount paid to a Grantee upon the exercise by the Grantee of a SAR hereunder in accordance with the provisions of paragraph 3(a), then upon the exercise by a Grantee of a SAR hereunder, the Committee at its sole discretion, may or may not cause the Company to make the Company Election.}

TIM HORTONS INC.

By:

Name:

Title:

[TIM HORTONS USA INC. “Employer”)

By:

Name:

Title:                          ]